UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2008

Cell Genesys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19986	94-3061375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Forbes Boulevard, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 31, 2008, Cell Genesys, Inc. (“Cell Genesys”) entered into a Development and Commercialization Collaboration Agreement (“Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) for the development and commercialization of GVAX immunotherapy for prostate cancer, Cell Genesys’ lead product candidate currently in Phase 3 clinical development.

Under the terms of the Agreement, Cell Genesys granted exclusive worldwide commercial rights to GVAX immunotherapy for prostate cancer for the prevention, diagnosis, and treatment of prostate cancer and other urological neoplasms or urological hyperplasias. In exchange for these rights and in consideration for prior costs incurred by Cell Genesys in the development of GVAX immunotherapy for prostate cancer, Takeda has agreed to pay Cell Genesys an upfront payment of $50 million and, if certain additional milestones are achieved relating to regulatory, development, manufacturing, and commercialization activities for GVAX immunotherapy for prostate cancer in the United States, European Union and Japan, additional milestone payments totaling up to $270 million. Additionally, Takeda agrees to pay Cell Genesys tiered royalties that increase from 20% to 50% and then decrease to 30% at the highest tier based on the annual amount of net sales of GVAX immunotherapy for prostate cancer in the United States. Takeda will pay fixed royalties from 12% to 20% in the rest of the world.

Under the agreement, Takeda has agreed to pay for all external development costs associated with the ongoing Phase 3 clinical development of GVAX immunotherapy for prostate cancer and will also pay for all additional development costs and all commercialization costs. Cell Genesys will be responsible for the worldwide manufacture and supply of the product and retains rights to co-promote GVAX immunotherapy for prostate cancer in the United States. Under the agreement, joint steering, development and commercial committees are to be established with an equal number of representatives from both companies. Both parties have the right to unilaterally terminate the agreement under certain circumstances.

This description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The representations, warranties and covenants of the Cell Genesys and Takeda contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Cell Genesys or Takeda or any of their respective assets.

Cell Genesys knows of no material relationships between it or its affiliates and Takeda other than in respect of the Agreement.

Item 7.01.	Regulation FD Disclosure

On March 31, 2008, the Company announced the Agreement described in Item 1.01 in a press release titled “Cell Genesys and Takeda Announce Global Alliance for the Development and Commercialization of GVAX Immunotherapy for Prostate Cancer,” a copy of which is attached as Exhibit 99.1 to this report.

The information in this Current Report on Form 8-K under the heading Item 7.01, “Regulation FD Disclosure,” including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference to such filing.

This Current Report on Form 8-K includes statements made herein about Cell Genesys, other than statements of historical fact, about the agreement with Takeda which are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, patents, the need for and reliance on partnerships with third parties and the risks inherent in partnership with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. Cell Genesys assumes no obligation to update the forward-looking information in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Development and Commercialization Collaboration Agreement between Cell Genesys, Inc. and Takeda Pharmaceutical Company Limited

99.1	Press release titled “Cell Genesys and Takeda Announce Global Alliance for the Development and Commercialization of GVAX Immunotherapy for Prostate Cancer”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cell Genesys, Inc.

March 31, 2008	By:	/s/ Sharon E. Tetlow
	Name:	Sharon E. Tetlow
	Title:	Chief Financial Officer